Exhibit 10.1

April 8, 2019

Chuck Knight

c/o Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07094

Dear Chuck:

Vitamin Shoppe, Inc., (the “Company”) is very pleased to offer you the position of Interim Chief Financial Officer. Your start date will be April 8, 2019.

As Interim Chief Financial Officer, you will be responsible for the general financial affairs and management of the Company, and you will perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to you by the Chief Executive Officer and the Board of Directors.

During your tenure as Interim Chief Financial Officer, in addition to your base salary, the Company will pay you a monthly stipend of $6,250, minus lawful deductions.

Your employment will be governed by the terms of this letter, the offer letter dated June 4, 2018, which remains in effect except as modified by this letter, and the policies and plans of the Company as may be in effect from time to time, including without limitation, the Standards of Business Conduct, the Health Enthusiast Handbook, the Dispute Resolution Program, the Management Incentive Program, the Executive Severance Pay Policy, and the Vitamin Shoppe 2018 Long-Term Incentive Plan and related agreements.

Regards,

/s/ Teresa Orth

Teresa Orth

SVP, Human Resource

Acknowledged and Agreed:

/s/ Chuck Knight	April 8, 2019
Chuck Knight	Date